UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2017

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 – Other Events

Item 8.01 Other Events.
On May 26, 2017, Avista Corporation (Avista Corp. or the Company) filed two requests with the Washington Utilities and Transportation Commission (UTC or Commission) to recover costs related to power supply as well as infrastructure, system maintenance, and technology.
The two filings are summarized as follows:
Power Cost Rate Adjustment
The first filing is an electric only power cost rate adjustment that would update and reset power supply costs, effective September 1, 2017. Avista Corp. has requested an overall increase in billed electric rates of 2.9 percent (designed to increase annual electric revenues by $15.0 million). The key drivers behind this request are related to the expiration of a capacity sales agreement with another utility and an increase in the price of natural gas to fuel the Company's generating plants. Updated power supply costs were not approved by the Commission in January 2017, as requested by Avista Corp. Any new rates resulting from the power cost rate adjustment would expire upon the conclusion of the electric general rate case (discussed in further detail below), if approved.
General Rate Requests
The second request relates to electric and natural gas general rate cases. Avista Corp. has filed three-year rate plans for electric and natural gas and has requested the following for each year (dollars in millions):

	Electric		Natural Gas
Effective Date	Proposed Revenue Increase	Proposed Base Rate Increase	Proposed Revenue Increase	Proposed Base Rate Increase
May 1, 2018 (1)	$61.4	12.5%	$8.3	9.3%
May 1, 2019 (2)	$14.0	2.5%	$4.2	4.4%
May 1, 2020 (2)	$14.4	2.5%	$4.4	4.4%

(1)	The $61.4 million electric revenue increase includes the $15.0 million power cost rate adjustment discussed above.
(2) As a part of the electric rate plan, the Company has proposed to update power supply costs through a Power Supply Update, the effects of which would also go into effect on May 1, 2019 and May 1, 2020. The requested revenue increases for 2019 and 2020 do not include any power supply adjustments.
The Company’s request is based on a proposed rate of return of 7.76 percent with a common equity ratio of 50.0 percent and a 9.9 percent return on equity.
As a part of the three-year rate plan, if approved, Avista Corp. would not file another general rate case until June 1, 2020, with new rates effective no earlier than May 1, 2021.
The major drivers of these general rate case requests is to recover the costs associated with Avista Corp.'s capital investments to replace infrastructure that has reached the end of its useful life, as well as respond to the need for reliability and technology investments required to build an integrated energy services grid. Among the capital investments included in the filings are:

•	Major hydroelectric investments at the Little Falls and Nine Mile hydroelectric plants.

•	Generator maintenance at the Kettle Falls biomass plant that will ensure efficient generation and operations.

•
The ongoing project to systematically replace portions of natural gas distribution pipe in Avista Corp.'s service area that were installed prior to 1987, as well as replacement of other natural gas service equipment.

•
Transmission and distribution system and asset maintenance, such as wood pole replacements, feeder upgrades, and substation and transmission line rebuilds to maintain reliability for the Company's customers.

•	Technology upgrades that support necessary business processes and operational efficiencies that allow the Company to effectively manage the utility and serve customers.
The UTC has up to 11 months to review the general rate case filings and issue a decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	June 1, 2017	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer